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                                                                 Exhibit 23.05


             [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]


                           CONSENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Asymetrix Learning Systems, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Asymetrix Learning Systems, Inc. of our report dated December 19, 1997 relating to the balance sheets of Communication Strategies, Inc. as of December 31, 1996 and September 30, 1997, and the related statements of income and retained earnings and cash flows for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, which report appears in Amendment No.3 of the registration statement (No. 333-49037) on Form S-1 of Asymetrix Learning Systems, Inc.



/s/ KPMG Peat Marwick LLP


Dallas, Texas
December 2, 1998